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                          SARATOGA BEVERAGE GROUP, INC.
                        1000 American Superior Boulevard
                           Winter Haven, Florida 33884


                                                                   June 21, 2000



To Holders of Class A and Class B Common Stock of
Saratoga Beverage Group, Inc.

         At the Special Meeting of Shareholders of Saratoga Beverage Group, Inc. (the "Company") held on May 15, 2000, the Company's shareholders approved the Stock Purchase Agreement and Agreement and Plan of Merger, dated as of January 5, 2000, by and among the Company, NCP-SBG Recapitalization Corp. and NCP-SBG, L.P. and related transactions, including the resulting right for the Company's shareholders to receive for each share of Class A and Class B common stock (the "Common Stock"), $6.00 in cash, without interest (the "Merger Consideration"). The merger was effected on June 21, 2000.

         Accompanying this letter you will find a Letter of Transmittal which contains detailed instructions on how to properly exchange your certificates representing shares of Common Stock for the Merger Consideration. YOU MUST COMPLETE THE APPLICABLE SECTION OF THE LETTER OF TRANSMITTAL AND SEND IT, ALONG WITH THE CERTIFICATES REPRESENTING YOUR SHARES, TO AMERICAN STOCK TRANSFER AND TRUST COMPANY (THE "EXCHANGE AGENT") IN ORDER TO RECEIVE THE MERGER CONSIDERATION TO WHICH YOU ARE ENTITLED. As more fully described in the Letter of Transmittal, upon receipt of a surrendered certificate, the Exchange Agent will pay the merger consideration in respect to this certificate. You are encouraged to carefully read, and complete and return the Letter of Transmittal to ensure that you receive the merger consideration in a timely fashion. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES TO THE COMPANY. ONLY THE EXCHANGE AGENT IS CURRENTLY AUTHORIZED TO PAY YOU MERGER CONSIDERATION.

                                       Sincerely,



                                       Robin Prever
                                       President and Chief Executive Officer